EXHIBIT 21.1

Subsidiaries of the Registrant

Subsidiary Name	Country
CAT9 Holdings Limited (“CAT9 Cayman”)	Cayman Islands

CAT9 Investment China Limited (“CAT9 HK”) (1)	Hong Kong

Chongqing Field Industrial Company Ltd. (CQFI) (2)	People’s Republic of China

(1)   This company is a wholly-owned subsidiary of CAT9 Holdings Limited.

(2)   This company is a wholly-owned subsidiary of CAT9 HK.

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